EXHIBIT 5.1

FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota  55402

Telephone:  (612) 492-7000 / Facsimile:  (612) 492-7077

May 4, 2011

Art’s-Way Manufacturing Co., Inc.
5556 Highway 9
Armstrong, Iowa 50514

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as corporate counsel to Art’s-Way Manufacturing Co., Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 466,500 shares of Common Stock (the “Shares”) issuable pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 Plan”). The Shares include the following: (i) 100,000 shares of common stock newly reserved for issuance under the 2011 Plan; (ii) 207,000 shares of common stock which remained available for issuance under the Registrant’s 2007 Non-Employee Directors’ Stock Option Plan and 2007 Employee Stock Option Plan (collectively, the “Prior Plans”) as of January 27, 2011; and (iii) 159,500 shares underlying stock options issued under the Prior Plans that were outstanding as of January 27, 2011, which will be deemed available for award under the 2011 Plan to the extent that all or a portion of any such option expires, is forfeited, or is terminated prior to exercise, and to the extent that such shares are surrendered or withheld to satisfy the exercise price or withholding obligations for such options.

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Certificate of Incorporation; (ii) the Company’s Bylaws, as amended; (iii) certain corporate resolutions certified by the Secretary of the Company as having been adopted by the Board of Directors and stockholders of the Company pertaining to the approval of the Prior Plans and the 2011 Plan; (iv) the 2011 Plan; and (v) the Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that, upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable. Our opinion is limited solely to the present substantive law of the State of Minnesota (excluding its conflict of laws principles), the Delaware General Corporation Law, and the federal laws of the United States of America.  We express no opinion as to the laws of any other state or jurisdiction.  We have assumed that insofar as the substantive law of any other jurisdiction is applicable to any of the matters opined on herein, such law is not materially different from that of the State of Minnesota or the Delaware General Corporation Law.  We express no opinion on any matter of county, municipal, or special political subdivision law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By:	/s/ Ryan C. Brauer
Ryan C. Brauer, Vice President